UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2025

SUTRO BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38662	47-0926186
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Oyster Point Blvd,

South San Francisco, California, 94080

(Address of principal executive offices) (Zip Code)

(650) 392-8412

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On June 2, 2025 Sutro Biopharma, Inc. (the “Company”) announced the appointment of Gregory K. Chow as its Chief Financial Officer, principal financial officer and principal accounting officer, effective as of June 2, 2025.

Prior to joining the Company, Mr. Chow, age 52, served as Chief Financial and Business Officer of NodThera, a biotechnology company, from August 2024 to March 2025. From January 2024 to August 2024, Mr. Chow served as Chief Financial Officer for Freenome Holdings, Inc., a biotechnology company. From March 2021 to December 2024, Mr. Chow served as Chief Financial Officer of Frontier Medicines Corp., a biopharmaceutical company. Prior to that, Mr. Chow was Executive Vice President and Chief Financial Officer of Aptose Biosciences Inc., a clinical-stage biopharmaceutical company, from November 2013 to March 2021. Mr. Chow is a Certified Public Accountant (inactive) in the State of California. Mr. Chow received his MBA in Finance from The Wharton School at the University of Pennsylvania, and his BA in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara.

In connection with his appointment, the Company entered into an offer letter with Mr. Chow (the “Offer Letter”). The Offer Letter does not have a specific term and provides that Mr. Chow will serve as an at-will employee. Pursuant to the Offer Letter, Mr. Chow will have (i) an annual base salary of $475,000 and (ii) a target annual cash bonus opportunity of 40% of his annual base salary.

Further, subject to the terms and conditions of the Company’s 2021 Amended and Restated Equity Inducement Plan and the Offer Letter, Mr. Chow will receive (i) an option award (the “Option”) to purchase up to 275,000 shares of the Company’s common stock (the “Common Stock”), which will vest over a four year period with 1/4th of the total shares of Common Stock underlying the option vesting on the one-year anniversary of June 2, 2025 (the “Vesting Commencement Date”), then in equal monthly installments over the following three years, subject to Mr. Chow’s continuing employment with the Company and (ii) a grant of 100,000 restricted stock units which will vest in four equal installments on each yearly anniversary date of the Vesting Commencement Date.

Pursuant to the Company’s executive severance and change and control plan (the “Severance Plan”), if Mr. Chow is terminated other than for cause or if he resigns for good reason, each as defined in the Severance Plan, Mr. Chow will receive: (i) cash severance payments payable in monthly installments equal to 15 months of his base salary; (ii) a pro rata portion of his bonus based on actual achievement of applicable metrics for the year and payable at the same time as bonuses are paid generally; (iii) payment of COBRA premiums for continued medical coverage for up to 15 months; and (iv) accelerated vesting on outstanding time-based stock options and restricted stock units that vest within 15 months (any performance-based equity awards will only be accelerated according to the terms of such awards).

In the event Mr. Chow’s employment terminates without cause or the executive resigns for good reason and such termination occurs on or within 18 months following a change in control, as defined in the Severance Plan, he will receive: (i) cash severance payments equal to 15 months of his annual base salary; (ii) a pro rata portion of his target bonus for the year, payable in a lump sum; (iii) cash severance payments equal to his target bonus for the year multiplied by 1.25; (iv) payment of COBRA premiums for continued medical coverage for up to 15 months; and (v) full accelerated vesting on all outstanding stock options and restricted stock units (any performance-based equity awards will only be accelerated according to the terms of such awards).

All such severance payments and benefits will be subject to Mr. Chow’s execution of a general release of claims against us.

There are no family relationships between Mr. Chow and any director or executive officer of the Company and no transaction involving him that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Offer Letter and Severance Agreement are qualified in their entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2025.

Mr. Chow will also enter into the Company’s standard form of indemnity agreement, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission (the “SEC”) on September 17, 2018 and incorporated by reference herein.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutro Biopharma, Inc.

Date: June 2, 2025	By:	/s/ David Pauling
David Pauling
Chief Administrative Officer and General Counsel